Exhibit 99.1

American States Water Company Announces
Third Quarter 2022 Results
•$0.07 per share decrease in recorded third quarter consolidated diluted EPS compared to third quarter of 2021, or $0.06 per share increase as adjusted

◦Third quarter results reflect an unfavorable variance of $0.03 per share from losses on investments held to fund a retirement plan

◦Third quarter results also reflect 2021 water rates. 2022 water rates, if approved as settled, would be retroactive to January 1, 2022 and add $0.10 per share to the quarter.

San Dimas, California, November 7, 2022…. American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $0.69 for the quarter ended September 30, 2022, as compared to basic and fully diluted earnings per share of $0.76 for the quarter ended September 30, 2021, a decrease of $0.07 per share.
Included in the results for the third quarter ended September 30, 2022 were losses totaling $1.3 million, or approximately $0.03 per share, on investments held to fund one of the company's retirement plans, as compared to gains of $104,000 for the same period in 2021, both due to financial market conditions. Furthermore, due to the delay in receiving a final decision from the California Public Utilities Commission (“CPUC”) on the pending water general rate case at AWR’s regulated water utility segment, Golden State Water Company (“GSWC”), to set new rates beginning in 2022, water revenues billed and recorded for the third quarter of 2022 were based on 2021 adopted rates, pending a final decision. When approved, the new water rates will be retroactive to January 1, 2022 and cumulative adjustments will be recorded in the quarter in which the new rates are approved by the CPUC. Had the new 2022 water rates been approved by the CPUC and effective on January 1, 2022 consistent with the settlement agreement, discussed immediately below, GSWC would have recorded additional revenues of $8.7 million, or $0.17 per share, and additional water supply costs of $3.4 million, or $0.07 per share, which combined would have been $0.10 per share higher than what was actually recorded for the third quarter of 2022. Excluding the gains and losses on investments from both periods, and including the additional revenues and water supply costs in the results for the third quarter of 2022 had the water general rate case not been delayed, adjusted consolidated diluted earnings for the third quarter of 2022 were $0.82 per share as compared to adjusted diluted earnings of $0.76 per share for the same period in 2021, an adjusted increase of $0.06 per share, or a 7.9% increase.

In November 2021, GSWC and the Public Advocates Office at the CPUC (“Public Advocates”) filed a joint motion with the CPUC to adopt a settlement agreement between GSWC and Public Advocates on the general rate case application that will set new rates for the years 2022 through 2024. The settlement agreement, if approved, resolves all issues related to the 2022 annual revenue requirement and results in an increase in the 2022 adopted revenues of $30.3 million, or $0.59 per share, as compared to the 2021 adopted revenues, and an increase in the 2022 adopted supply costs of $9.7 million, or $0.19 per share, as compared to the 2021 adopted supply costs, which combined is $0.40 per share.

Third Quarter 2022 Results

The table below sets forth a comparison of the third quarter 2022 diluted earnings per share contribution recorded by business segment and for the parent company with amounts recorded during the same period in 2021.

	Diluted Earnings per Share
	Three Months Ended
	9/30/2022	9/30/2021	CHANGE
Water	$0.54	$0.62	$(0.08)
Electric	0.04	0.04	—
Contracted services	0.12	0.11	0.01
AWR (parent)	(0.01)	(0.01)	—
Consolidated fully diluted earnings per share, as reported	$0.69	$0.76	$(0.07)
Water Segment:
For the three months ended September 30, 2022, recorded diluted earnings from the water utility segment were $0.54 per share, as compared to $0.62 per share for the same period in 2021, a decrease of $0.08 per share. As discussed above, the decrease was partly due to losses totaling $1.3 million, or approximately $0.03 per share, incurred during the third quarter of 2022 on investments held to fund one of the company’s retirement plans, as compared to nominal gains recorded for the same period in 2021. Furthermore, and also discussed above, the water segment’s third quarter 2022 results would have included an additional $0.10 per share had there been no delay in receiving a final decision in the water general rate case that approved the new 2022 rates effective January 1, 2022. Excluding the gains and losses on investments from both periods, and including the additional revenues and water supply costs in the results for the third quarter of 2022 had the water general rate case not been delayed, adjusted diluted earnings for the third quarter of 2022 at the water segment were $0.67 per share as compared to adjusted diluted earnings of $0.62 per share for the same period in 2021, an adjusted increase at the water segment of $0.05 per share, or an 8.1% increase, despite a $0.04 per share reduction in 2022's third quarter earnings as a result of the lower cost of debt in the pending cost of capital proceeding discussed below.

Excluding only the gains and losses on investments from both periods discussed above, adjusted diluted earnings at the water segment for the third quarter of 2022 were $0.57 per share, as compared to adjusted earnings of $0.62 per share for the third quarter of 2021, an adjusted decrease of $0.05 per share due primarily to the following items:

•A decrease in water operating revenues of $2.0 million largely as a result of the lower cost of debt included in the pending May 2021 cost of capital application. GSWC recorded a reduction to revenues of $1.9 million, or $0.04 per share, to reflect management’s best estimate at this time of revenues subject to refund from the pending cost of capital proceeding, which includes the impact of GSWC’s lower cost of debt requested in its application. However, management cannot predict the ultimate outcome of the cost of capital application and the associated impact on 2022 revenues. Changes in estimates will be made, if necessary, as more information in this proceeding becomes available. As discussed, water revenues billed and recorded during the third quarter of 2022 were based on 2021 adopted rates, pending a final decision by the CPUC on the general rate case application.

•A decrease in water supply costs of $31,000, which consist of purchased water, purchased power for pumping, groundwater production assessments and changes in the water supply cost balancing accounts. Adopted supply costs for the third quarter of 2022 were based on 2021 authorized amounts, pending a final decision by the CPUC in the water general rate case application. Actual water supply costs are tracked and passed through to customers on a dollar-for-dollar basis by way of the CPUC-approved water supply cost balancing accounts. A decrease in water supply costs results in a corresponding decrease in water operating revenues and has no net impact on the water segment’s profitability.

•An overall increase in operating expenses of $1.1 million (excluding supply costs), which negatively impacted earnings and was mainly due to increases in (i) administrative and general expenses resulting from higher employee-related benefits and insurance costs, (ii) depreciation and amortization expenses resulting from additions to utility plant, and (iii) maintenance expenses.

•An increase in interest expense (net of interest income) of $527,000 resulting primarily from an overall increase in total borrowing levels to support, among other things, the capital expenditures program at GSWC.

•An overall increase in other income (net of other expenses) of $880,000 due primarily from a decrease in the non-service cost components related to GSWC's benefit plans resulting from lower actuarial losses recognized during the third quarter of 2022 as compared to the same period in 2021.

Electric Segment:
Diluted earnings from the electric utility segment were $0.04 per share for the three months ended September 30, 2022 and 2021. An increase in electric operating revenues resulting from CPUC-approved rate increases effective January 1, 2022 and a lower effective income tax rate at the electric segment due to changes in flow-through taxes were mostly offset by higher overall operating and interest expenses. In April 2022, Bear Valley Electric Service, Inc. (“BVESI”) completed the issuance of $35.0 million in unsecured private placement notes consisting of 10 and 15 year term notes. BVESI used the proceeds to pay down all outstanding borrowings under its credit facility as required by the CPUC. Borrowings under the credit facility bear lower short-term rates.

Contracted Services Segment:
Diluted earnings from the contracted services segment increased $0.01 per share for the third quarter of 2022 as compared to the same period in 2021, largely due to an increase in management fee revenue resulting from resolution of various economic price adjustments, partially offset by higher overall operating expenses as compared to the same period of 2021.

Year-To-Date (“YTD”) 2022 Results

•$0.39 per share decrease in recorded YTD 2022 consolidated diluted EPS compared to YTD 2021, or $0.07 per share increase as adjusted

◦YTD 2022 results reflect an unfavorable variance of $0.17 per share from losses on investments held to fund a retirement plan

◦YTD 2022 results also reflect 2021 water rates. 2022 water rates, if approved as settled, would be retroactive to January 1, 2022 and add $0.29 per share to the YTD 2022 results.

The table below sets forth a comparison of diluted earnings per share contribution by business segment and for the parent company as recorded during the nine months ended September 30, 2022 and 2021.

	Diluted Earnings per Share
	Nine Months Ended
	9/30/2022	9/30/2021	CHANGE
Water	$1.17	$1.51	$(0.34)
Electric	0.16	0.14	0.02
Contracted services	0.29	0.35	(0.06)
AWR (parent)	(0.01)	—	(0.01)
Consolidated fully diluted earnings per share, as reported	$1.61	$2.00	$(0.39)

As noted in the table above, fully diluted earnings for the nine months ended September 30, 2022 were $1.61 per share as compared to $2.00 per share recorded for the same period in 2021, a $0.39 per share decrease. Included in the results for the nine months ended September 30, 2022 were losses totaling $6.4 million, or $0.13 per share, on investments held to fund one of the company’s retirement plans as compared to gains of $2.3 million, or $0.04 per share for the same period in 2021, a net decrease in earnings of $0.17 per share, both due to financial market conditions. Furthermore, and as previously discussed, GSWC's water revenues billed and recorded for the nine months ended September 30, 2022 were based on 2021 adopted rates, pending a final decision by the CPUC in the pending general rate case application. Had the new 2022 water rates been approved by the CPUC effective January 1, 2022, GSWC would have recorded additional revenues of $22.7 million, or $0.44 per share, and additional water supply costs of $7.7 million, or $0.15 per share, which combined would have been $0.29 per share higher than what was actually recorded for the nine months ended September 30, 2022.

Excluding the gains and losses on investments from both periods, and including the additional revenues and water supply costs in the results for the nine months ended September 30, 2022 had the water general rate case not been delayed, adjusted consolidated diluted earnings for the nine months ended September 30, 2022 were $2.03 per share as compared to adjusted diluted earnings of $1.96 per share for the same period in 2021, an adjusted increase of $0.07 per share. Adjusting for the same items in the water segment’s results for the nine months ended September 30, 2022, adjusted diluted earnings at the water segment were $1.59 per share as compared to adjusted diluted earnings of $1.47 per share for the same period in 2021, an adjusted increase at the water segment of $0.12 per share, or an 8.2% increase, despite a $0.10 per share reduction in YTD 2022 earnings as a result of the lower cost of debt in the pending cost of capital proceeding.

Diluted earnings from the contracted services segment decreased $0.06 per share for the nine months ended September 30, 2022 compared to the same period in 2021 as it continues to experience challenges in its construction activity resulting from longer materials supply-chain lead-times, weather conditions, and other delays. As a result, the contracted services segment is expected to contribute $0.43 to $0.47 per share for the full 2022 year.

For more details on the YTD results, please refer to the company’s Form 10-Q filed with the Securities and Exchange Commission.

Dividends
On November 1, 2022, AWR’s Board of Directors approved a fourth quarter dividend of $0.3975 per share on AWR’s Common Shares. Dividends on the Common Shares will be paid on December 1, 2022 to shareholders of record at the close of business on November 15, 2022. AWR has paid common dividends every year since 1931, and has increased the dividends received by shareholders each calendar year for 68 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. The company has achieved a 9.2% compound annual growth rate (“CAGR”) in its calendar year dividend payments for 2012–2022. AWR's current policy is to achieve a CAGR in the dividend of more than 7% over the long-term.

Non-GAAP Financial Measures
This press release includes a discussion on AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the company’s weighted average number of diluted common shares. Furthermore, the gains and losses generated on the investments held to fund one of the company's retirement plans during the three and nine months ended September 30, 2022 and 2021 have been excluded when communicating the results to help facilitate comparisons of the company’s performance from period to period. Also, the retroactive impact of new 2022 water rates not yet recorded due to the delay in receiving a final decision from the CPUC, which will be retroactive to January 1, 2022 when approved, have been included when communicating the company’s consolidated and water segment results for the three and nine months ended September 30, 2022 to help facilitate comparisons of the company’s performance from period to period. All of these measures are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules, which supplement our GAAP disclosures but should not be considered as an alternative to the respective GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants.

The company uses earnings per share by business segment as an important measure in evaluating its operating results and believes this measure is a useful internal benchmark in evaluating the performance of its operating segments. The company reviews this measurement regularly and compares it to historical periods and to the operating budget. The company has provided the computations and reconciliations of diluted earnings per share from the measure of operating income by business segment to AWR’s consolidated fully diluted earnings per share in this press release.

Forward-Looking Statements
Certain matters discussed in this press release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Conference Call
Robert Sprowls, president and chief executive officer, and Eva Tang, senior vice president and chief financial officer, will host a conference call to discuss these results at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) on Tuesday, November 8. There will be a question and answer session as part of the call. Interested parties can listen to the live conference call and view accompanying slides on the internet at www.aswater.com. The call will be archived on the website and available for replay beginning November 8, 2022 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through November 15, 2022.

About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in nine states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 263,000 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,700 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution, wastewater collection, and treatment facilities located on 11 military bases throughout the country under 50-year privatization contracts with the U.S. government.

CONTACT:	Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707

American States Water Company
Consolidated

	Comparative Condensed Balance Sheets (Unaudited)
(in thousands)	September 30, 2022	December 31, 2021
Assets
Net Property, Plant and Equipment	$1,718,152	$1,626,004
Goodwill	1,116	1,116
Other Property and Investments	34,113	40,806
Current Assets	138,790	138,052
Other Assets	90,404	95,005
Total Assets	$1,982,575	$1,900,983
Capitalization and Liabilities
Capitalization	$1,152,321	$1,098,123
Current Liabilities	373,179	155,574
Other Credits	457,075	647,286
Total Capitalization and Liabilities	$1,982,575	$1,900,983

	Condensed Statements of Income (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2022	2021	2022	2021

Operating Revenues
Water	$100,799	$102,768	$265,561	$269,430
Electric	8,919	8,564	29,028	28,211
Contracted services	25,266	25,423	71,572	84,588
Total operating revenues	134,984	136,755	366,161	382,229

Operating Expenses
Water purchased	20,304	24,093	58,115	60,248
Power purchased for pumping	3,878	3,584	9,182	8,590
Groundwater production assessment	5,650	5,185	14,726	14,845
Power purchased for resale	2,673	2,875	9,186	8,203
Supply cost balancing accounts	640	(2,446)	(6,160)	(7,959)
Other operation	9,696	9,414	28,028	26,165
Administrative and general	21,594	20,255	65,030	62,938
Depreciation and amortization	10,117	9,826	30,402	29,156
Maintenance	3,408	2,979	10,120	8,908
Property and other taxes	5,942	6,052	17,247	17,265
ASUS construction	10,742	12,154	31,263	42,910
Total operating expenses	94,644	93,971	267,139	271,269

Operating income	40,340	42,784	99,022	110,960

Other Income and Expenses
Interest expense	(7,331)	(5,553)	(19,246)	(17,843)
Interest income	667	333	1,387	1,136
Other, net	338	467	(2,370)	2,998
Total other income and expenses, net	(6,326)	(4,753)	(20,229)	(13,709)

Income Before Income Tax Expense	34,014	38,031	78,793	97,251
Income tax expense	8,360	9,878	19,026	23,254
Net Income	$25,654	$28,153	$59,767	$73,997

Weighted average shares outstanding	36,958	36,933	36,953	36,916
Basic earnings per Common Share	$0.69	$0.76	$1.61	$2.00

Weighted average diluted shares	37,042	37,025	37,034	37,004
Fully diluted earnings per Common Share	$0.69	$0.76	$1.61	$2.00

Dividends paid per Common Share	$0.3975	$0.365	$1.1275	$1.035

Computation and Reconciliation of Non-GAAP Financial Measure (Unaudited)
Below are the computation and reconciliation of diluted earnings per share from the measure of operating income by business segment to AWR’s consolidated fully diluted earnings per share for the three and nine months ended September 30, 2022 and 2021.

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	Q3 2022	Q3 2021	Q3 2022	Q3 2021	Q3 2022	Q3 2021	Q3 2022	Q3 2021	Q3 2022	Q3 2021
Operating income	$32,451	$35,459	$2,337	$2,053	$5,553	$5,273	$(1)	$(1)	$40,340	$42,784
Other income and expense	5,695	4,669	243	33	(65)	(111)	453	162	6,326	4,753
Income tax expense (benefit)	6,831	7,993	478	537	1,347	1,265	(296)	83	8,360	9,878
Net income	$19,925	$22,797	$1,616	$1,483	$4,271	$4,119	$(158)	$(246)	$25,654	$28,153
Weighted Average Number of Diluted Shares	37,042	37,025	37,042	37,025	37,042	37,025	37,042	37,025	37,042	37,025
Diluted earnings per share	$0.54	$0.62	$0.04	$0.04	$0.12	$0.11	$(0.01)	$(0.01)	$0.69	$0.76

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	YTD 2022	YTD 2021	YTD 2022	YTD 2021	YTD 2022	YTD 2021	YTD 2022	YTD 2021	YTD 2022	YTD 2021
Operating income	$77,161	$87,295	$7,973	$7,296	$13,894	$16,375	$(6)	$(6)	$99,022	$110,960
Other income and expense	19,158	13,589	431	107	(374)	(346)	1,014	359	20,229	13,709
Income tax expense (benefit)	14,623	17,718	1,645	1,879	3,399	3,927	(641)	(270)	19,026	23,254
Net income	$43,380	$55,988	$5,897	$5,310	$10,869	$12,794	$(379)	$(95)	$59,767	$73,997
Weighted Average Number of Diluted Shares	37,034	37,004	37,034	37,004	37,034	37,004	37,034	37,004	37,034	37,004
Diluted earnings per share	$1.17	$1.51	$0.16	$0.14	$0.29	$0.35	$(0.01)	$—	$1.61	$2.00